Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 7, 2007 (the“Effective Date”), by and among MODIGENE INC., a Nevada corporation (the “Company”), and Robert F. Mauer (the “Executive”).

RECITALS

WHEREAS, the Company desires the expertise the Executive can provide in connection with the certain accounting and financial areas; and

WHEREAS, the Executive desires to be employed by the Company on a part-time basis and the Company desires to employ the Executive on a part-time basis, to serve as the Company’s Chief Financial Officer, all upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENTS

1.   Employment and Term.

(a)  The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment upon the terms and subject to the conditions contained in this Agreement. Executive’s employment shall commence as of the Effective Date and shall continue at will until terminated pursuant to Section 5 hereof (the period of such employment, the “Employment Period”).

(b)  The Company and the Executive acknowledge and agree that the Executive’s employment shall at all times be “at will”.

2.   Services.

(a)  The Company shall employ the Executive during the Employment Period as its Chief Financial Officer, and the Executive shall serve as the Company’s Chief Financial Officer on a part-time basis, with such duties and responsibilities that are of the type customarily performed by an employee in such position as shall be established from time to time by the Board of Directors of the Company or such other persons as the Board of Directors may from time to time designate to expand or limit such duties and responsibilities. Without limiting the foregoing, during the Employment Period, the Executive shall provide the following services (collectively, the “Services”): serving as the Company’s designated “Principal Financial Officer,” creating and maintaining sound accounting policies and procedures, preparing and signing quarterly and annual financial statements, preparing and reviewing certain of the Company’s quarterly and annual filings with the Securities and Exchange Commission (the “SEC”), including reviewing such financial statements and filings, as well as the Company’s financial and disclosure controls and procedures are in compliance with the Sarbanes-Oxley Act of 2002 as promulgated by the SEC.

(b)  During the Employment Period, the Executive shall report to the Company’s Chief Executive Officer and President and shall devote his best efforts to providing the Services. The Executive shall perform his duties, responsibilities and functions on behalf of the Company and its subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and, subject to the provisions of Section 2(c) below, shall comply with the Company’s and its subsidiaries’ policies and procedures in all material respects.

(c)  The Company agrees and acknowledges that during the Employment Period, the Executive will be employed by the Company on a part-time basis, and in connection therewith, the Company agrees and acknowledges that the Executive will be required to perform services that may at times interfere with his ability to devote his full business time and attention to the Company and its subsidiaries, provided that the Executive shall in all cases devote sufficient time to performing the Services are required by Section 2(a).

3.  Compensation. In consideration for the Services to be provided under Section 2(a), the Company agrees to pay to the Executive during the Employment Period monthly compensation of Three Thousand Six Hundred Sixty Six and 67/100 U.S. Dollars ($3,666.67) (each, the “Monthly Salary Payment”), which Monthly Salary Payment shall be payable within thirty (30) days following the end of each calendar month following the Executive’s provision of an invoice. In the event that, pursuant to Section 5 hereof, the Executive terminates his employment or is terminated by the Company prior to the end of a calendar month, any Monthly Salary Payment with respect to the month in which such termination occurs shall be pro-rated based on the period of time the Executive was employed during such calendar month.

4.  Expenses. If in connection with the performance of services hereunder at the request of the Company, the Executive incurs reasonable out-of-pocket costs for expenses for travel or other reasonable expenses of a type for which other providers of professional services to the Company would be reimbursed by the Company, the Executive shall be entitled to reimbursement therefor by the Company in accordance with the reasonable standards and procedures established by the Company and communicated to the Executive.

5.  Termination of Agreement. This Agreement is AT WILL. Accordingly, this Agreement and the Employment Period established hereunder shall terminate immediately upon the occurrence of any of the following events: (i) the Executive’s material breach of the Executive’s obligations under Section 2 and, if such breach is curable, the Executive’s subsequent failure to substantially cure such breach after notice of such breach within thirty (30) days; (ii) the Executive’s voluntary termination of this Agreement for any reason, upon thirty (30) days written notice to the Company; and (iii) in the event of no material breach of the Executive’s obligations under Section 2 and subsequent failure to cure the same, the Company’s voluntary termination of this Agreement for any reason, upon thirty (30) days written notice to the Executive. In the event of a termination of this Agreement in accordance with this Section 5, the Company shall have no further obligations hereunder other than with respect to the payment of any Monthly Salary Payment and reimburseable expenses to which the Executive is entitled through the effective date of such termination. Nothing in this Agreement shall be construed as conferring upon the Executive any rights to continue in the employ of the Company after the termination of the Executive’s employment pursuant to this Agreement. The provisions of Section 6 shall survive the termination of this Agreement.

6.  Confidential Information. The Executive shall maintain Confidential Information (as defined below) in strict confidence and secrecy and shall not at any time, directly or indirectly, use, publish, make lists of, communicate, divulge or disclose to any person or business entity or use for any purpose any Confidential Information or assist any third parties in doing so, except on behalf of and for the benefit of the Company. The Executive agrees, upon demand by the Company, to promptly return all Confidential Information (including any copies, extracts thereof or materials reflecting any such information) which is in the Executive’s possession.

For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, materials, records, data or trade secrets regarding the assets, condition, business, financial information, business affairs, business matters or other matters related to the Company and to its direct and indirect subsidiaries and affiliates which the Executive has knowledge of as a result of the Executive’s services for the Company. Confidential Information shall not include information that becomes generally available to the public other than as a result of disclosure by the Executive. Nothing in this Agreement modifies or reduces the Executive’s obligations to comply with applicable laws related to trade secrets, confidential information or unfair competition.

7.  No Other Payments. The Company shall not be obligated to compensate the Executive in any manner other than paying the Executive the Monthly Salary Payment described in Section 3 above and reimbursing expenses as provided in Section 4 above. Notwithstanding anything else contained in this Agreement to the contrary, the Company shall have no obligation to compensate the Executive following the termination of the Employment Period. The Company shall not be required to provide the Executive with any insurance or other benefits generally made available to full time employees of the Company.

8.  Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding and employment taxes.

9.  Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Executive, the Executive’s legal representatives and testate or intestate distributees, and the Company, and its successors and assigns, including, in the case of the Company, any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the respective assets and business of the Company may be sold or otherwise transferred. The Executive may not assign any of his rights under this Agreement without the prior written consent of the Company. Except as expressly provided herein, nothing in this Agreement shall be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

10.  Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

11.  Modification. This Agreement may only be amended by a written agreement executed by both parties.

12.  Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested) or mailed by certified mail (return receipt requested) with first class postage prepaid:

(a)  if to the Company, to:

Modigene Inc.
8000 Towers Crescent Drive
Suite 1300
Vienna, Virginia 22182
Attention: President

with a copy to:

Gretchen Anne Trofa, Esq.
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Wacker Street, Suite 3900
Chicago, Illinois 60606

(b)   if to the Executive, to:

Robert F. Mauer
Windy City, Inc.
8000 Towers Crescent Drive
Suite 1300
Vienna, Virginia 22182

or to such other person or place as either party shall furnish to the other in writing. Except as otherwise provided herein, all such notices and other communications shall be effective: (x) if delivered by hand, when delivered (or, if delivery is refused by the recipient, upon such refusal); (y) if mailed in the manner provided in this Section, upon confirmed receipt or confirmed refusal of the recipient to accept delivery; or (z) if delivered by overnight express delivery service, upon confirmation of such delivery or upon a confirmed refusal of the recipient to accept such delivery.

13.  Entire Agreement. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

14.  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its full extent, but may be made enforceable by limitations thereon, such provision shall be enforced to the maximum extent permitted by law, and the Executive hereby agrees that such scope may be judicially modified accordingly.

15.  Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

16.  Compliance with Internal Revenue Code Section 409A. To the extent applicable, this Agreement is intended to comply in all respects with Internal Revenue Code Section 409A.

17.  Governing Law; Venue. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Virginia applicable to contracts made and wholly to be performed in such state without regard to conflicts of laws. The parties: (x) agree that any suit, action or legal proceeding relating to this Agreement may be brought in any federal court located in the State of Virginia, County of Fairfax, if federal jurisdiction is available, and, otherwise, in any local court located in the State of Virginia, County of Fairfax; (y) consent to the jurisdiction of each such court in any such suit, action or proceeding; and (z) waive any objection which they may have to the laying of venue in any such suit, action or proceeding in either such court.

18.  Construction. The subject matter and language of this Agreement have been the subject of negotiations between the parties and their respective counsel, and this Agreement has been jointly prepared by their respective counsel. Accordingly, this Agreement shall not be construed against either party on the basis that this Agreement was drafted by such party or its counsel.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed, all as of the day and year first above written.

MODIGENE INC.

By: /s/ Shai Novik
Its: President

/s/ Robert F. Mauer
ROBERT F. MAUER